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                                                                       Exhibit 5



                         [ALLEN TELECOM INC. LETTERHEAD]


                                  June 16, 1999




Securities and Exchange Commission
Judiciary Plaza
450 5th Street, N.W.
Washington, DC  20549

                           Re:      Allen Telecom Inc. Option Agreements
                                    ------------------------------------

Ladies and Gentlemen:

         I have acted as counsel for Allen Telecom Inc., a Delaware corporation (the "Registrant"), in connection with the stock option agreements between Registrant and certain directors of the Registrant (the "Option Agreements"). I have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereon, I am of the opinion that the Registrant's Common Stock, $1.00 par value per share (the "Common Stock") that may be issued or transferred and sold pursuant to the authorized form of Option Agreement, will be, when issued or transferred and sold in accordance with the form of Option Agreement, duly authorized, validly issued, fully paid and nonassessable so long as the consideration received by the Company is at least equal to the par value of the Common Stock.

         I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-8 filed by the Registrant to effect registration of the Common Stock to be issued and sold pursuant to the Plan under the Securities Act of 1933.

                                Very truly yours,


                                /s/  McDara P. Folan, III

                                McDara P. Folan, III
                                Vice President, Secretary & General Counsel




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